US SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

FORM 3    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person*
   Russel Leventhal
   21621 Nordhoff Street
   Chatsworth, California 91311

2. Date of Event Requiring Statement (Month/Day/Year)
   9/28/98

3. IRS Identification Number of Reporting Person, if an Entity
   (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Princeton Media Group, Inc. (PMGIF)

5. Relationship of Reporting Person to Issuer (Check all applicable)
   [ ] Director          [x] 10% Owner
   [ ] Officer (give     [ ] Other (specify title below)
   title below)



6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check applicable line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by more than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned



1. Title of Security     2. Amount of Securities    3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)               Beneficially Owned         Direct (D) or         (Instr. 4)
                            (Instr. 4)                 Indirect (i)
                                                       (Instr. 5)

   Common                     538,000                   D                    N/A

   Common                     31,000                    I                    Shares owned by The Allstate Communications, Inc.
                                                                             Profit Sharing Plan, of which the Reporting Person is
                                                                             co-trustee.

   Common                     25,000                    I                    Shares owned by Allstate Communications, Inc., a
                                                                             California corporation, of which the Reporting Person
                                                                             is a controlling shareholder.



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

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

FORM 3 (continued)


               Table II - Derivative Securities Beneficially Owned e.g., puts, calls, warrants, options, convertible securities)


1. Title of      2. Date Exercisable        3. Title and Amount of      4. Conversion or      5. Ownership Form       6. Nature of
   Derivative       and Expiration             Securities Underlying       Exercise Price        of Derivative           Indirect
   Security         Date (Month/Day/Year)      Derivative Security         of Derivative         Security: Direct        Beneficial
   (Instr. 4)                                  (Instr. 4)                  Security              (D) or Indirect (I)     Ownership
                    Date         Expiration      Title     Amount or                             (Instr. 5)              (Instr. 5)
                    Exercisable  Date                      Number of
                                                           Shares




Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                  /s/ Russel Leventhal              10/8/98
                                 ----------------------------     -----------
                                 **Signature of Reporting Person      Date

     Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                            (Print or Type Responses)

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